EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated February 8, 2008 (the “Effective Date”) by and between GEEKS ON CALL HOLDINGS, INC, a Delaware corporation (“GEEKS ON CALL”) and RICHARD ARTESE (“Executive”).

In consideration of the mutual covenants contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the parties, intending to be legally bound, agree as follows:

1. Employment and Duties. GEEKS ON CALL hereby agrees to employ Executive as the Vice President Chief Information Officer of GEEKS ON CALL (the “CIO”), and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth. During the Employment Period (as defined below), Executive shall serve as CIO and shall report to the Board of Directors of the Company (the “Board”). Executive shall have those powers and duties customarily associated with the position of CIO of entities comparable to GEEKS ON CALL and such other powers and duties as may be prescribed by the Board.

2. Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and run for a term of 5 years. This Term may be extended by the mutual agreement of both parties unless the Executive is terminated as provided in Section 6 (the “Employment Period”).

3. Extent of Services. During the Term and any extension thereof, Executive shall devote his full time and efforts to the performance, to the best of his abilities, of such duties and responsibilities, as described in Section 1 above, and as the Board shall determine, consistent therewith.

4. Compensation.

(a) Salary. Executive shall be paid One Hundred Fifty Thousand Dollars ($150,000.00) on an annualized basis (the “Base Salary”) in accordance with GEEKS ON CALL’s normal payroll practices, and subject to all lawfully required withholding. The base salary may be increased annually as determined by the Board in its sole discretion; provided, however, that the Base Salary shall be increased on each anniversary of the Effective Date by a cost-of-living increase of not less than 3% of the prior year’s Base Salary.

(b) Bonus. In addition to the Base Salary, the Board and the Executive will agree upon milestones for bonus achievement. The actual bonus amount will be determined by the Board in consultation with the Executive.

(c) Executive Participation in GEEKS ON CALL Staff Benefits Plans. Following the Effective Date, Executive shall be entitled to participate in any group health programs and other benefit plans, which may be instituted from time-to-time for GEEKS ON CALL employees, and for which Executive qualifies under the terms of such plans and an annual physical at the Executive Evaluation Center, Norfolk, VA. All such benefits shall be provided on the same terms and conditions as generally apply to all other GEEKS ON CALL employees under these plans and may be modified by GEEKS ON CALL from time-to-time.

(d) Expenses. Executive shall be reimbursed by GEEKS ON CALL for all ordinary, reasonable, customary and necessary expenses incurred by him in the performance of his duties and responsibilities. Executive agrees to prepare documentation for such expenses as may be necessary for GEEKS ON CALL to comply with the applicable rules and regulations of the Internal Revenue Service.

(e) Equity Awards.

(i) Stock Options. Immediately following consummation of GEEKS ON CALL’S contemplated reverse merger transaction with a to-be-identified public company (such transaction referred to herein as the “Reverse Merger”; and the entity which results from the Reverse Merger referred to herein as the “Merged Entity”), the Merged Entity shall grant Executive options to purchase 250,000 shares of the Merged Entity’s common stock (“Options”), pursuant to an Equity Incentive Plan to be adopted by the Merged Entity (the “Incentive Plan”). Such grant shall be evidenced by an Option Agreement, as contemplated by the Incentive Plan. The per share exercise price of the Options shall be $1.00, which represents the contemplated fair market value per share of the Merged Entity’s common stock on the date of the contemplated Reverse Merger. The term of the Option shall be six years from the Effective Date. Twenty-Percent (20%) of the Options shall become exercisable on each anniversary of the Effective Date that Executive remains employed by the Merged Entity. Upon a change of control, defined as a change of a controlling interest in the Merged Entity (over 50% of the voting shares) all unvested Options will immediately vest.

(ii) Future Grants. Executive shall be eligible for grants of Options, restricted stock and other permissible awards under the Incentive Plan, as the Board or Compensation Committee of the Merged Entity shall, in its absolute and sole discretion, determine.

5. Vacation. At full pay and without any adverse effect to his compensation, provided all other terms and conditions of this Agreement are satisfied, Executive shall be entitled to four (4) weeks of vacation for each full calendar year during the term of this Agreement.

6. Termination. Executive’s employment by GEEKS ON CALL shall terminate under the following circumstances:

(a) Death. If Executive dies, Executive’s employment shall be terminated effective as of the end of the calendar month during which Executive died.

(b) Disability. In the event Executive, by reason of physical or mental incapacity, shall be substantially unable to perform his duties hereunder for a period of three (3) consecutive months, or for a cumulative period of six (6) months within any twelve (12) month period (such incapacity deemed to be “Disability”), GEEKS ON CALL shall have an option, at any time thereafter, to terminate Executive’s employment hereunder as a result of such Disability. Such termination will be effective ten (10) days after the Board gives written notice of such termination to Executive, unless Executive shall have returned to the full performance of his duties prior to the effective date of the notice. Upon such termination, Executive shall be entitled to any benefits as to which he and his dependents are entitled by law, and except as otherwise expressly provided herein, all obligations of GEEKS ON CALL hereunder shall cease upon the effectiveness of such termination other than payment of salary earned through the date of Disability, provided that such termination shall not affect or impair any rights Executive may have under any policy of long term disability insurance or benefits then maintained on his behalf by GEEKS ON CALL. Executive’s base salary shall continue to be paid during any period of incapacity prior to and including the date on which Executive’s employment is terminated for Disability.

(c) Cause. GEEKS ON CALL shall have the right to terminate Executive's employment for “Cause.” For purposes of this Agreement, “Cause” shall mean:

(i) the willful or continued failure by Executive to substantially perform his duties, including, but not limited to, acts of fraud, willful misconduct, gross negligence or other act of dishonesty;

(ii) a material violation or material breach of this Agreement which is not cured within 30 days written notice to Executive;

(iii) misappropriation of funds, properties or assets of GEEKS ON CALL by Executive or any action which has a materially adverse effect on GEEKS ON CALL or its business;

(iv) the conviction of, or plea of guilty or no contest to, a felony or any other crime involving moral turpitude, fraud, theft, embezzlement or dishonesty; or

(v) abuse of drugs or alcohol which impairs Executive’s ability to perform his duties as set forth in Section 1 above.

(d) Good Reason. Executive may terminate his employment for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean: (i) a material diminution of Executive’s authority or duties with GEEKS ON CALL (other than as a result of Executive’s incapacity or disability); (ii) a reduction in Executive’s base salary; or (iii) if Executive must relocate his principal office more than one hundred (100) miles from any office that the Company is then maintaining for Executive as Executive’s principal office. Prior to Executive terminating his employment with GEEKS ON CALL for “Good Reason,” Executive must provide written notice to GEEKS ON CALL that such “Good Reason” exists and setting forth, in detail, the grounds Executive believes constitutes such “Good Reason” (a “Good Reason Notice”). If GEEKS ON CALL does not cure the grounds upon which Executive believes “Good Reason” exists within thirty (30) days after being provided with notice by Executive, then Executive’s employment shall be deemed terminated.

(e) Without Cause. GEEKS ON CALL shall have the right to terminate Executive’s employment hereunder without cause at any time by providing Executive with written notice of such termination, which termination shall take effect 10 days after the date such notice is provided.

(f) Voluntary Resignation. Executive shall have the right to terminate his employment hereunder by providing GEEKS ON CALL with a written notice of resignation. Such notice must be provided 60 days prior to the date upon which Executive wishes such resignation to be effective. Upon receipt of such resignation, GEEKS ON CALL shall have the option to accelerate the resignation to a date prior to the expiration of the 60 day period; provided however, GEEKS ON CALL shall continue to pay Executive his base salary through the 60 day period.

7. Payments Due Upon Termination. In the event Executive’s employment is terminated pursuant to Section 6(d) or (e) above, then (i) any unvested Options held by Executive shall immediately vest, (ii) GEEKS ON CALL shall continue pay to Executive his base salary as in effect on the date of termination for a period of twelve (12) months and (iii) GEEKS ON CALL shall reimburse Executive for the costs of obtaining comparable medical benefits for twelve (12) months, unless Executive obtains other employment which provides for comparable medical benefits as Executive received while employed by GEEKS ON CALL. In the event Executive’s employment is terminated for any other reason, then Executive shall be entitled to receive his base salary though the effective date of termination and GEEKS ON CALL shall reimburse Executive for any reasonable expenses previously incurred for which Executive had not been reimbursed prior to the termination of employment. Executive acknowledges and agrees that prior to receiving any payments under this Section, and as a material condition thereof, Executive shall, if requested by GEEKS ON CALL, sign and agree to be bound by a general release of claims against GEEKS ON CALL related to Executive’s employment (and termination of employment) with GEEKS ON CALL in such form as GEEKS ON CALL may deem appropriate. Upon Executive’s termination of employment for any reason, upon the request of the Board, he shall resign any memberships or positions that he then holds with GEEKS ON CALL.

8. Surrender of Books and Papers. Upon termination of this Agreement (irrespective of the time, manner, or cause of termination, be it for cause or otherwise), Executive shall immediately surrender to GEEKS ON CALL all books, records, or other written papers or documents entrusted to him or which he has otherwise acquired pertaining to GEEKS ON CALL and all other GEEKS ON CALL property in Executive’s possession, custody or control.

9. Inventions and Patents. Executive agrees that Executive will promptly from time-to-time fully inform and disclose to GEEKS ON CALL any and all ideas, concepts, copyrights, copyrightable material, developments, inventions, designs, improvements and discoveries of whatever nature that Executive may have or produce during the term of Executive’s employment under this Agreement that pertain or relate to the then current business of GEEKS ON CALL (the “Creations”), whether conceived by Executive alone or with others and whether or not conceived during regular working hours. All Creations shall be the exclusive property of GEEKS ON CALL and shall be “works made for hire” as defined in 17 U.S.C. §101, and GEEKS ON CALL shall own all rights in and to the Creations throughout the world, without payment of royalty or other consideration to Executive or anyone claiming through Executive. Executive hereby transfers and assigns to GEEKS ON CALL (or its designee) all right, title and interest in and to every Creation. Executive shall assist GEEKS ON CALL in obtaining patents or copyrights on all such inventions, designs, improvements and discoveries being patentable or copyrightable by Executive or GEEKS ON CALL and shall execute all documents and do all things necessary to obtain letters of patent or copyright, vest the GEEKS ON CALL with full and exclusive title thereto, and protect the same against infringement by others, and such assistance shall be given by Executive, if needed, after termination of this Agreement for whatever cause or reason. Executive hereby represents and warrants that Executive has no current or future obligation with respect to the assignment or disclosure of any or all developments, inventions, designs, improvements and discoveries of whatever nature to any previous Employer, entity or other person and that Executive does not claim any rights or interest in or to any previous unpatented or uncopyrighted developments, inventions, designs, improvements or discoveries.

10. Trade Secrets, Non-Competition and Non-Solicitation.

(a) Trade Secrets. Contemporaneous with the execution of this Agreement and during the term of employment under this Agreement, GEEKS ON CALL shall deliver to Executive or permit Executive to have access to and become familiar with various confidential information and trade secrets of GEEKS ON CALL, including without limitation, data, production methods, customer lists, product format or developments, other information concerning the business of GEEKS ON CALL and other unique processes, procedures, services and products of GEEKS ON CALL, which are regularly used in the operation of the business of the GEEKS ON CALL (the “Confidential Information”). Executive shall not disclose any of the Confidential Information that he receives from GEEKS ON CALL, or their clients and customers in the course of his employment with GEEKS ON CALL, directly or indirectly, nor use it in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of employment with GEEKS ON CALL. Executive further acknowledges and agrees that Executive owes GEEKS ON CALL, a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use. All files, records, documents, drawings, graphics, processes, specifications, equipment and similar items relating to the business of GEEKS ON CALL, whether prepared by Executive or otherwise coming into Executive’s possession in the course of his employment with GEEKS ON CALL, shall remain the exclusive property of GEEKS ON CALL and shall not be removed from the premises of GEEKS ON CALL without the prior written consent of GEEKS ON CALL unless removed in relation to the performance of Executive’s duties under this Agreement. Any such files, records, documents, drawings, graphics, specifications, equipment and similar items, and any and all copies of such materials which have been removed from the premises of GEEKS ON CALL, shall be returned by Executive to GEEKS ON CALL. Executive further acknowledges that the covenants of Executive herein are intended to include the protection of the confidential information of each of GEEKS ON CALL’s customers and clients, that come into the possession of Executive as a result of his employment with GEEKS ON CALL, and that such customers and clients of GEEKS ON CALL shall be entitled to rely on and enforce these covenants against Executive for their own benefit.

(b) Non-Competition. Executive acknowledges that he will be provided with and have access to the Confidential Information, the unauthorized use or disclosure of which would cause irreparable injury to GEEKS ON CALL, willingness to enter into this Agreement is based in material part on Executive’s agreement to the provisions of this Section 10(b) and that Executive’s breach of the provisions of this Section would materially and irreparably damage GEEKS ON CALL. In consideration for GEEKS ON CALL’s disclosure of Confidential Information to Executive, Executive’s access to the Confidential Information, and the salary paid to executive by GEEKS ON CALL hereunder, Executive agrees that during the term of Executive’s employment with GEEKS ON CALL under this Agreement and for one (1) year after the termination of Executive’s employment and regardless whether such termination is with or without cause, Executive shall not, directly or indirectly, either as an executive, employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, advisor or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the Restricted Business. GEEKS ON CALL has committed and deployed, or undertaken significant development of, its managed solution. “Restricted Business” means any business conducted by GEEKS ON CALL, either itself or through GEEKS ON CALL at any time prior to, or during Executive’s employment pursuant to this Agreement.

(c) Reasonableness of Restrictions. Executive acknowledges that the restrictions set forth in Section 10(b) of this Agreement are reasonable in scope and necessary for the protection of the business and goodwill of GEEKS ON CALL. Executive agrees that should any portion of the covenants in Section 10 be unenforceable because of the scope thereof or the period covered thereby or otherwise, the covenant shall be deemed to be reduced and limited to enable it to be enforced to the maximum extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

(d) Soliciting Executives. Executive shall not during the term of this Agreement or for a period of one (1) year after termination of Executive’s employment hereunder for any reason, whether by resignation, discharge or otherwise, either directly or indirectly, employ, enter into agreement with, or solicit the employment of, any employee of GEEKS ON CALL for the purpose of causing them to leave the employment of GEEKS ON CALL or take employment with any business that is in competition in any manner whatsoever with the business of GEEKS ON CALL.

(e) Injunctive Relief; Extension of Restrictive Period. In the event of a breach of any of the covenants by Executive or GEEKS ON CALL contained in this Agreement, it is understood that damages will be difficult to ascertain, and either party may petition a court of law or equity for injunctive relief in addition to any other relief which Executive or GEEKS ON CALL may have under the law, including but not limited to reasonable attorneys’ fees.

11. Miscellaneous.

(a) This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, successors and assigns. Executive shall not assign any part of his rights under this Agreement without the prior written consent of GEEKS ON CALL.

(b) This Agreement contains the entire agreement and understanding between the parties and supersedes any and all prior understandings and agreements between the parties regarding Executive’s employment.

(c) No modification hereof shall be binding unless made in writing and signed by the party against whom enforcement is sought. No waiver of any provisions of this Agreement shall be valid unless the same is in writing and signed by the party against whom it is sought to be enforced, unless it can be shown through custom, usage or course of action.

(d) This Agreement is executed in, and it is the intention of the parties hereto that it shall be governed by, the laws of the State of Virginia without giving effect to applicable conflict of laws provisions.

(e) The provisions of this Agreement shall be deemed to be severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(f) Any notice or communication permitted or required by this Agreement shall be in writing and shall become effective upon personal service, or service by wire transmission, which has been acknowledged by the other party as being received, or two (2) days after its mailing by certified mail, return receipt requested, postage prepaid addressed as follows:

(1)           If to GEEKS ON CALL:

Human Resources Director
GEEKS ON CALL HOLDINGS, INC.
814 Kempsville Road
Suite 106
Norfolk, VA 23502

With a copy to:

Harvey J. Kesner, Esq.
Haynes and Boone, LLP
153 East 53rd Street, Suite 4900
New York, New York 10022
Fax: 212-918-8989

(2)           If to Executive, to:

Richard Artese
301 S Parliament Dr
Virginia Beach, VA 23462

(g) Non-Disparagement. Both parties acknowledge and agree not to defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the other, in either a professional or personal manner, at any time during or following the employment period. With respect to GEEKS ON CALL, this shall include any officers, directors, partners, executives, employees, representatives or agents of GEEKS ON CALL, or of the Merged Entity.

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IN WITNESS WHEREOF, GEEKS ON CALL and Executive have executed this Agreement as of the Effective Date.

GEEKS ON CALL HOLDINGS, INC.		EXECUTIVE

By:	/s/ Richard T. Cole	/s/ Richard Artese
	Name: Richard T. Cole	Richard Artese
Title: CEO